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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2016

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GLOBAL BLOOD THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

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Delaware	001-37539	27-4825712
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
400 East Jamie Court, Suite 101
South San Francisco, CA 94080
(Address of principal executive offices, including zip code)
(650) 741-7700
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)

On February 5, 2016, Kevin P. Starr delivered his resignation from the board of directors (the “Board”) of Global Blood Therapeutics, Inc., as Delaware corporation (the “Company”), including all committees of the Board on which he served, effective on February 5, 2016. Mr. Starr was a member of the Audit Committee of the Board at the time of his resignation and previously served as Chairman of the Audit Committee until Scott W. Morrison was appointed as Chairman of the Audit Committee in January 2016. Mr. Starr’s resignation was not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

On February 8, 2016, the Board appointed Mike Bonney and Glenn Pierce, M.D., Ph.D. to the Board as a Class II director and a Class I director, respectively. Mr. Bonney was appointed to the vacancy on the Board created by Mr. Starr’s resignation, and Dr. Pierce was appointed to a newly created vacancy resulting from an increase in the size of the Board from eight (8) to nine (9) directors.

Mr. Bonney currently serves as a partner at Third Rock Ventures. He focuses on the formation, development and strategy for new portfolio companies. Previously, he served as chief executive officer and a member of the Board of Directors of Cubist Pharmaceuticals. Prior to that, he held various positions of increasing responsibility at Biogen, including vice president, sales and marketing, and at Zeneca Pharmaceuticals, where he held positions in sales, marketing and strategic planning. Mr. Bonney currently serves as chairman of the Board of Directors for Alnylam Pharmaceuticals, Inc., and as a Board member for Celgene Corporation, the Whitehead Institute for Biomedical Research, and the Gulf of Maine Research Institute. He was a director of NPS Pharmaceuticals, Inc. until its sale to Shire Plc in February 2015. He is also a trustee of the Tekla complex of life sciences and healthcare dedicated funds, which include the H&Q Healthcare Investors and H&Q Life Sciences Investors funds. He was a member of Pharmaceutical Research and Manufacturers of America (PhRMA) from 2009-2014 and Biotechnology Innovation Organization (BIO). He earned a B.A. in economics from Bates College, where he now serves as chairman of the Board of Trustees.
Dr. Pierce retired from Biogen in 2014, where he served in various roles including as chief medical officer for hematology, and as head of global medical affairs, and most recently led the Hematology, Cell and Gene Therapies division. He had overall R&D responsibility for hemophilia and hemoglobinopathies and led the research and clinical development of extended half-life FVIII and FIX Fc fusions, which culminated in multiple regulatory approvals in 2014. He is the co-author of more than 150 scientific papers and has over 15 patents. He is a member of numerous medical and scientific groups including the Hemostasis & Thrombosis Research Society (HTRS), the International Society on Thrombosis and Haemostasis (ISTH) and the American Society of Hematology (ASH). He currently serves on the World Federation of Hemophilia (WFH) and WFHUSA Board of Directors and on the National Hemophilia Foundation (NHF) (U.S.) Medical and Scientific Advisory Council. Previously, he served as president of the Board of the NHF (U.S.). He also served on the U.S. Food and Drug Administration’s (FDA) Blood Products Advisory Committee and the U.S. Department of Health and Human Services’ Committee on Blood Safety and Availability. Dr. Pierce received an M.D. and a Ph.D. in immunology from Case Western Reserve University in Cleveland and conducted postgraduate training in pathology and hematology research at Washington University in St. Louis.

Upon their appointments to the Board, each of Mr. Bonney and Dr. Pierce was granted an option to purchase 30,000 shares of the Company’s Common Stock at an exercise price to be the closing price of the Company’s common stock on the Nasdaq Global Select Market on February 8, 2016, which will vest in equal monthly installments during the three years following the effective date of their respective appointments to the Board, subject in each case to Mr. Bonney’s or Dr. Pierce’s continued service on the Board.

Neither Mr. Bonney nor Dr. Pierce is a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Mr. Bonney or Dr. Pierce, on the one hand, and any other persons, on the other hand, pursuant to which each of Mr. Bonney and Dr. Pierce was selected as a director.

Item 7.01	Regulation FD Disclosure

On February 8, 2016, the Company issued a press release announcing the appointments of Mr. Bonney and Dr. Pierce to the Board and Mr. Starr’s resignation from the Board. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated February 8, 2016

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2016	Global Blood Therapeutics, Inc.

	By:	/s/ John Schembri
John Schembri
Vice President, Finance and Administration